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                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT is entered into and made effective the 26th day of April, 1996 ("Effective Date"), by and between Advanced Radio Telecom Corp., a Delaware Corporation with principal offices located at 500 - 108th Avenue N.E., Suite 1910, Bellevue, WA 98004 (the "Employer"), and Thomas A. Grina, presently residing at the address listed in Section 20 hereof (the "Employee").

     The Employer is in the business of providing local wireless communications using 38 GHz radio signals including provision of high speed data links for business, integrated data and voice services extending fiber optic rings and interconnections between mobile radio base stations and switches. The Employer desires to engage the services of the Employee and the Employee desires to accept such engagement, on the terms and subject to the conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties, intending to be legally bound, hereby agree as follows:

     1. EMPLOYMENT. The Employer engages the Employee, and the Employee accepts engagement by the Employer, upon the terms and subject to the conditions set forth in this Agreement, and subject to the terms and conditions of the ART Employee Handbook which the Employee has read and with which the Employee is familiar.

     2. TERM/SURVIVABILITY. Subject to the provisions hereof, the Employee's employment by the Employer under this Agreement shall be at will. All provisions of this Agreement, including, but not limited to those contained in Sections 7, 10, 11, 12, 13 and 14, that by their nature are intended to survive the termination of this Agreement shall so survive, continue in full force and effect and be fully enforceable according to their provisions. The term of the Employee's employment hereunder is hereinafter referred to as the "Employment Period."

     3. POSITION, TITLE AND DUTIES. The Employee's title shall be Executive Vice President, Chief Financial Officer. During the Employment Period, the Employee shall perform such assignments and have such powers and duties as are assigned or delegated to him by the Employer. Such assignments, powers and duties, may, from time to time, be modified by the Employer as Employer's needs may require. The Employee's initial duties will include, but not be limited to those customarily associated with the position of Executive Vice President, Chief Financial Officer.

     At the request of the Employer, the Employee shall also perform similar services for any Affiliate (as hereinafter defined) of the Employer without additional compensation as long as the requests are reasonable (giving due regard to the Employee's time commitments as an executive of the Employer), legitimate and lawful. The Employee agrees to devote substantially all of his business time, skill, attention and best

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efforts to the business of the Employer and Affiliates in the advancement of the best interests of the Employer and Affiliates, except that the Employee shall be permitted to devote a reasonable amount of time to charitable endeavors, investments and to personal affairs to the extent that such additional endeavors do not interfere with the employee's duties with the Employer. As used in this Agreement, the term "Affiliate" of the Employer means any person or corporation that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Employer or its stockholders. The Employer and its Affiliates assume all responsibility related to the proper reporting as Employer, for services performed by the Employee, to the relevant taxing authorities. The Employee shall render his services in the Seattle, Washington metropolitan area, provided that the Employer or Affiliates may require the Employee to render his services in another community within the United States for periods of limited duration.

     4.   COMPENSATION.

          4.1. SALARY.

               4.1.1. BASE SALARY. For all services rendered by the Employee to the Employer through April 30, 1997, the Employer (or at the Employer's option, any Affiliate of the Employer) shall pay the Employee an annualized Base Salary of One Hundred Ninety Thousand Dollars ($190,000.00), to be paid in equal semi-monthly installments. The Employer shall review the Base Salary at least once per year, no later than the fourth calendar quarter, with any increase to be effective January 1 of the following calendar year.

               4.1.2 BONUS. A cash bonus of $50,000 shall be paid within 45 days following the end of each fiscal year beginning with the 1996 fiscal year for achievement of annual link installation goals. The goal for fiscal year 1996 is 1596 equivalent DSI links. For subsequent years the bonus will be based on achieving link goals to be established in succeeding years' annual operating budgets as presented by the President and approved by the Employer's Board of Directors. The amount of the bonus may increase or decrease depending on achievement of these goals and will be calculated according to the Bonus Achievement Scale immediately below:

                    Bonus Achievement Scale
                    -----------------------

     Goal Achievement Level             Percent of Bonus Paid
     ----------------------             ---------------------
          200% or more                          200%
          175-199%                              175%
          150-174%                              150%
          125-149%                              125%
          100-124%                              100%
          75-99%                                 75%

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          50-74%                                 50%
          less than 50%                           0%

     To the extent that the Board of Directors deems it advisable, in its sole discretion, the Employee may use amounts awarded as bonuses under this Section, in whole or in part, to purchase shares of common stock of Advanced Radio Technology, Limited. The class of common stock will be prescribed by the Board of Directors. The price of such shares shall be their fair market value ("FMV"). For purposes of this Section 4.1.2, "FMV" shall mean: (a) the closing price per share on the day prior to the date of purchase, if shares of the class of stock to be purchased are publicly-traded; or (b) if shares of the class of stock to be purchased are not publicly-traded, the last price at which shares of such class were sold by the Employer in an arms-length transaction to a party other than the Employee, and other than in a sale involving the exercise of an option to purchase shares of such class. The Employee agrees to deliver to the Employer, at the time of any purchase made pursuant to this Section, an executed Stock Purchase Agreement in such form as prescribed by the Employer.

     4.2. ADDITIONAL INCENTIVES.

          4.2.1.    [Reserved]

          4.2.2. RELOCATION EXPENSES. Employer will pay the costs of Employee's relocation from Greer, South Carolina, to the Seattle, Washington area, including all reasonable cartage, realtor fees (on the sale of Employee's present residence), financing fees ("points") on Employee's new residence and other relocation assistance subject to the President's approval.

          4.2.3.    TEMPORARY LIVING EXPENSES.   Employer will pay reasonable
expenses while Employee is in transition, subject to President's approval.

          4.2.4. AUTOMOBILE ALLOWANCE. During the Employment Period, the Employee will receive from the Employer an allowance of Eight Hundred Dollars ($800.00) per month to cover expenses associated with operating and maintaining an automobile to be used in furtherance of the business interests of the Employer.

     4.3  STOCK OPTIONS:

          4.3.1. GRANT OF OPTIONS. Upon the Effective Date of this Agreement, the Employer will grant to the Employee options to purchase Three Hundred Thousand (300,000) shares of common stock of the Employer (or any successor thereto) set forth in Exhibit A, attached hereto, and incorporated herein by reference. All of the options shall be Nonqualified Stock Options. With the exception of the options that vest immediately all options will be subject to certain financial performance requirements to be developed jointly with the Employee and approved by the Employer's Board or appointed

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committee(s).  All options are subject to the Employer's "1995 Employee Stock
Option Plan," regulatory rules and underwriter's approval.

          4.3.2. VESTING. The stock options granted pursuant to Section 4.3.1. of this Agreement will vest according to the schedule set forth in Exhibit A, attached hereto, and incorporated by reference herein, provided that the financial performance requirements, if any, contemplated by Section 4.3.1. have been satisfied. In any event, all of the stock options granted pursuant to
Section 4.3.1. shall vest on April 26, 1999, even if the financial performance requirements have not been satisfied Further, all such options shall vest immediately upon the merger of the Employer with other than an affiliated corporation, the sale of a controlling interest of the Employer in other than a public offering, the sale of substantially all of the assets of the Employer, or a Change of Control of the Employer as defined in the 1995 Employee Stock Option Plan, as amended from time to time.

          4.3.3. EXERCISE AND PAYMENT. Except as otherwise provided in the 1995 Employee Stock Option Plan or the Stock Option Agreements issued pursuant thereto, each option shall be exercisable for a period of five (5) years from the date of vesting of each such option at the exercise price of Six and Twenty Five One Hundredths Dollars ($6.25) per share. In connection with the exercise of any stock option granted pursuant to this Agreement, the Employee agrees to deliver to the Employer, at the time of exercise, an executed Stock Option Agreement in such form as prescribed by the Employer.

     5.   [Reserved]

     6. EMPLOYEE BENEFITS. During the Employment Period, the Employee shall be entitled to participate in the Employer's benefit plans, pension plans and retirement plans, life insurance, long-term disability insurance, hospitalization, surgical and major medical coverage, and other fringe benefits enjoyed by executive employees of the Employer, including a 401(k) plan and an Employee Stock Purchase Plan, if and when adopted, and the 1995 Employee Stock Option Plan to the extent provided in Exhibit A hereto. The Employee will also be entitled to paid annual vacation time (not to exceed three weeks), sick leave, and holidays.

     7. INDEMNIFICATION; LIABILITY INSURANCE. The Employer shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify the Employee from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Section. Such indemnification shall be provided with respect to actions taken in the Employee's official capacity and as to actions taken in another capacity while holding such office. The indemnification coverage provided in this
Section 7 shall continue after the Employee's termination with respect to such actions during the Employment Period. The Employer also agrees to use its best efforts to obtain and maintain an insurance policy or policies providing liability coverage to the

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Employer's executive officers and directors for acts or omissions in connection with their duties as executive officers and directors of the Employer.

     8. EXPENSE REIMBURSEMENT. Subject to such policies regarding expenses and expense reimbursement as may be adopted from time to time by the Employer and compliance therewith by the Employee, the Employee is authorized to incur reasonable expenses in the performance of his duties hereunder, and the Employer shall reimburse the Employee for such reasonable out-of-pocket expenses, upon the presentation by the Employee of an itemized account of such expenses and receipts satisfactory to the Employer. The Employer shall have the right to request reasonable additional documentation of such requests.

     9.   TERMINATION.

          9.1. INVOLUNTARY TERMINATION. Termination by the Employer of the Employee under this Agreement as a result of incapacity or disability by accident, sickness or other cause so as to render the Employee mentally or physically incapable of performing those services required to be performed by him under this Agreement for a period of 180 consecutive days or longer, or for 180 days during any twelve month period (such condition being called a "Disability"), is referred to herein as an "Involuntary Termination." If the Employee dies during the Employment Period, his engagement hereunder shall be deemed to cease as of the date of his death, and the termination of his engagement occasioned thereby also shall be deemed an Involuntary Termination.

          9.2. TERMINATION FOR CAUSE. The Employer may terminate the Employee's engagement for cause ("Termination for Cause"). For purposes of this Agreement, "Cause" is limited to the following:

     (a) the willful and continued failure by the Employee substantially to perform the duties described in Section 3 (other than a failure resulting from an illness or similar incapacity or disability) for 10 days after a written demand for performance is provided to the Employee by or on behalf of the Board of Directors which specifically identifies the manner in which it is alleged that the Employee has failed to perform his duties;

     (b) the engaging of the Employee in the misappropriation of funds, properties or assets of the Employer or any Affiliate or an intentional tort or other conduct relating to his office or engagement with the Employer which has, or may be reasonably anticipated to have, a material adverse effect on the Employer or any Affiliate;

     (c) the Employee's conviction of a crime constituting a felony, including the entry of a plea of guilty or no contest by the Employee to a charge of a crime constituting a felony.

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          9.3  TERMINATION WITHOUT CAUSE.  The termination of the Employee's engagement by the Employer at any time during the Employment Period without "Cause," other than an Involuntary Termination, is referred to herein as a "Termination Without Cause."

          9.4 VOLUNTARY TERMINATION. Any termination of the Employee's engagement that is not an Involuntary Termination, a Termination for Cause, or a Termination Without Cause, including the Employee's giving notice of termination prior to the end of the Employment Period, is referred to herein as a "Voluntary Termination."

          9.5. EFFECT OF TERMINATION - VOLUNTARY TERMINATION OR TERMINATION FOR CAUSE. Upon the termination of the Employee's engagement pursuant to a Voluntary Termination or a Termination for Cause, neither the Employee nor his beneficiary or estate shall have any further rights or claims against the Company or any Affiliate under this Agreement except:

     (a) the right to receive any unpaid portion of the Employee's Base Salary provided for in Section 4.1.1 and Bonus provided for in Section 4.1.2, computed on a PRO RATA basis to the date of termination; and

     (b) reimbursement for any expenses for which the Employee has not yet been reimbursed as provided in Section 8.

          9.6 EFFECT OF TERMINATION - INVOLUNTARY TERMINATION OR TERMINATION WITHOUT CAUSE. Upon the termination of the Employee's engagement pursuant to an Involuntary Termination or a Termination Without Cause, the Employee shall be entitled to the following:

     (a)  any unpaid portion of the Employee's Base Salary provided for in
     Section 4.1.1. and Bonus, if any, provided for in Section 4.1.2, computed on a PRO RATA basis to the date of termination;

     (b) reimbursement for any expenses for which the Employee has not yet been reimbursed as provided in Section 8;

     (c) a payment equivalent to six (6) months of the employee's Base Salary and Bonus in effect at the time of such termination;

     (d)  continuance of the Employee's automobile allowance, as described in
     Section 4.2.4 hereof, for a period of six (6) months following the date of termination;

     (e) continuance of the Employee's long-term disability insurance, hospitalization, surgical and major medical coverage for a period of six
     (6) months following the date of termination;

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     10.  COVENANT NOT TO COMPETE.  The Employee expressly recognizes the highly competitive nature of the business conducted and planned to be conducted by the Employer and its Affiliates. The Employee, therefore, covenants and agrees that during the term of this Agreement and for a period of one (1) year thereafter, he will not, within the United States or in any market in which the Employer is conducting business:

     (a) directly or indirectly engage in any Competitive Business, whether as an employer, employee, officer, director, owner, partner, consultant or other participant;

     (b) assist others in engaging in any Competitive Business in the manner described in above in clause (a); or

     (c) induce employees of the Employer or its Affiliates to terminate their employment with the Employer or Affiliates or engage in any Competitive Business.

     The Term "Competitive Business" means the provision of 38 GHz services. Employee acknowledges that he has read and understood this Section 10; that he understands that it may operate to restrain his ability to obtain employment elsewhere after his termination by Employer; that this employment agreement is adequate consideration for his agreeing to be bound by the covenant in this
Section 10; and that he agrees that breach of this Section by him would irreparably damage Employer or its Affiliates, and he hereby consents to entry of injunctive relief to enforce compliance with this Section 10, which relief shall be in addition to all other forms of relief available at law or equity.

     11. COVENANT NOT TO DISCLOSE OR USE. The Employee covenants and agrees that he will not disclose, at any time during or after the Employment Period, to any person or entity except as required by law, any secret or confidential information concerning the business, clients or affairs of the Employer or its Affiliates other than in furtherance of his work for the Employer or Affiliates. The Employee also covenants and agrees that he will not, at any time during or after the Employment Period, use for his own account or profit any secret or confidential information concerning the business, clients or affairs of the Employer or its Affiliates. For purposes of this Section, the term "secret or confidential information" shall include, but not be limited to, information concerning any inventions, processes, operations, administrative procedures, databases, programs, systems, flow charts, software, firmware or equipment used in the Employer's or the Affiliates' business, customers lists, customer information, or trade secrets. Employee acknowledges that he has read and understood this Section 11; that he understands that it may operate to restrain his ability to obtain employment elsewhere after his termination by Employer; that this employment agreement is adequate consideration for his agreeing to be bound by the covenant in this Section 11; and that he

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agrees that breach of this Section by him would irreparably damage Employer or its Affiliates, and he hereby consents to entry of injunctive relief to enforce compliance with this Section 11, which relief shall be in addition to all other forms of relief available at law or equity.

     12. COVENANT NOT TO SOLICIT. The Employee expressly recognizes that the Employer's or Affiliates' customers and employees are important and critical aspects of their ability to operate profitably. The Employee, therefore, covenants and agrees that during the term of this Agreement and for a period of one (1) year thereafter, he will not solicit, or cause or assist in any way in causing another person or entity to solicit, the then-existing customers or employees of the Employer or its Affiliates to become customers or employees of any other entity in a Competitive Business. For purposes of this Section, the term "Competitive Business" means the provision of 38 GHz services. Employee acknowledges that he has read and understood this Section 12; that he understands that it may operate to restrain his ability to obtain employment elsewhere after his termination by the Employer; that this employment agreement is adequate consideration for his agreeing to be bound by the covenant in this
Section 12; and that he agrees that breach of this Section by him would irreparably damage the Employer or its Affiliates, and he hereby consents to entry of injunctive relief to enforce compliance with this Section 12, which relief shall be in addition to all other forms of relief available at law or equity.

     13. SEVERABILITY. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but, if any provision hereof shall be prohibited by or held invalid or unenforceable under any such law, such provision shall be ineffective to the extent of such prohibition, invalidity or unenforceability, without invalidating or nullifying the remainder of such provision or any other provision of this Agreement. The parties further agree to substitute a provision that effects the intent of the invalidated provision as nearly as possible.

     14. BINDING EFFECT; ASSIGNMENT. This Agreement is personal in its nature, and neither the Agreement nor any rights or obligations thereunder may be assigned or transferred without the written consent of the parties hereto; PROVIDED, HOWEVER, that the provisions hereof shall inure to the benefit of, and be binding upon, each successor of the Employer, whether by merger, consolidation, transfer of all or substantially all assets, or otherwise.

     15. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original, but all of which together shall constitute one and the same instrument.

     16. ENFORCEMENT. The parties desire that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied to the jurisdiction whose laws govern this Agreement. Accordingly, to the extent that a restriction contained in this Agreement is more restrictive than permitted by the

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laws of any jurisdiction where this Agreement may be subject to review and interpretation, the terms of such restriction, for the purpose only of the operation of such restriction in such jurisdiction, shall be the maximum restriction allowed by the laws of such jurisdiction and such restriction shall be deemed to have been revised accordingly herein.

     17. REMEDIES. The Employee acknowledges that the provisions of this Agreement are of a special and unique nature, the loss of which cannot be accurately compensated for in damages by an action at law, and in the event of a breach of Section 10, 11, or 12, the Employer shall be entitled to an injunction restraining him from such breach, in addition to any other remedies available to the Employer.

     18. GOVERNING LAW. The parties agree that this Agreement shall be interpreted and construed both as to performance and validity in accordance with and governed by the laws of the State of Washington even if its choice of law provisions are in conflict with this requirement.

     19. WAIVER OF BREACH. The waiver by either part of a breach of any provision of this Agreement by the other part must be in writing and shall not operate or be construed as a waiver of any subsequent breach by such other party.

     20. NOTICES. All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be delivered personally or by overnight air courier or first class certified or registered mail, return receipt requested and postage prepaid to the persons and addresses listed below, or to such other address as the party to whom notice is to be given has furnished to the other party. Each such notice shall, simultaneously with its being delivered to the courier or messenger for delivery or placed in the mail, be sent by facsimile or comparable electronic means. All notices and other communications hereunder shall be deemed to have been given: (i) on the date of delivery if personally delivered or, if not delivered on a business day, the first business day thereafter; (ii) on the first business day after the date sent if sent by overnight air courier; or (iii) on the fifth business day after the date sent if sent by mail.

If to the Employer:

Tom Walker, Esq.
Advanced Radio Telecom Corp.
500 - 108th Ave. N.E., Suite 2600
Bellevue, WA  98004

If to the Employee:

Thomas A. Grina
307 Sugar Mill Road
Greer, South Carolina 29650

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     21.  ENTIRE AGREEMENT/MODIFICATION.  This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior representations, agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be modified except by a writing that expressly refers to this Agreement and is executed by all parties hereto.

     22. HEADINGS. The section and sub-section headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

Employee


/s/ Thomas A. Grina
______________________
Thomas A. Grina

Advanced Radio Telecom Corp.

By: /s/ Steven D. Comrie
   _______________________
     Steven D. Comrie
     President & COO

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